Exhibit 99.1

7550 Wisconsin Avenue, 10th Floor, Bethesda, MD 20814
PH 301.941.1500, FX 301.941.1553
www.lasallehotels.com

News Release

LASALLE HOTEL PROPERTIES REPORTS SECOND QUARTER 2015 RESULTS
Expands Hotel EBITDA Margin by 248 Basis Points to 38.5%; Highest Ever Margin
Provides a Mezzanine Loan Secured by Shutters on the Beach and Casa Del Mar

BETHESDA, MD, July 22, 2015 -- LaSalle Hotel Properties (NYSE: LHO) today announced results for the quarter ended June 30, 2015. The Company’s results include the following:

	Second Quarter			Year-to-Date
	2015	2014	% Var.	2015	2014	% Var.
	($'s in millions except per share/unit data)

RevPAR	$219.76	$211.14	4.1%	$190.34	$181.88	4.7%
EBITDA Margin	38.5%	36.1%		32.9%	30.5%
EBITDA Margin Growth	248 bps			241 bps

Total Revenue	$341.4	$313.1	9.0%	$592.2	$532.0	11.3%
EBITDA(1, 2)	$124.4	$148.8	-16.4%	$178.8	$191.7	-6.7%
Adjusted EBITDA(1)	$125.2	$109.6	14.2%	$182.4	$154.5	18.1%
FFO(1)	$101.8	$81.6	24.8%	$144.4	$110.4	30.8%
Adjusted FFO(1)	$102.6	$86.0	19.3%	$147.9	$119.2	24.1%
FFO per diluted share/unit(1)	$0.90	$0.78	15.4%	$1.27	$1.06	19.8%
Adjusted FFO per diluted share/unit(1)	$0.91	$0.82	11.0%	$1.31	$1.14	14.9%
Net income attributable to common shareholders(2)	$55.8	$85.6	-34.8%	$55.5	$76.6	-27.5%
Net income attributable to common shareholders per diluted share(2)	$0.49	$0.82	-40.2%	$0.49	$0.73	-32.9%

(1) See tables later in press release, which list adjustments that reconcile net income attributable to common shareholders to earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, funds from operations attributable to common shareholders and unitholders (“FFO”), FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and hotel EBITDA. EBITDA, adjusted EBITDA, FFO, FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and hotel EBITDA are non-GAAP financial measures. See further discussion of these non-GAAP measures and reconciliations to net income later in this press release.
(2) 2014 EBITDA and net income include a $43.5 million disposition gain from the 2014 sale of the Hilton Alexandria Old Town.

Second Quarter Results and Activities

▪
RevPAR: Room revenue per available room (“RevPAR”) for the quarter ended June 30, 2015 increased 4.1 percent to $219.76, as a result of a 4.4 percent increase in average daily rate (“ADR”) to $252.51 and a 0.3 percent decrease in occupancy to 87.0 percent.

▪	Hotel EBITDA Margin: The Company’s hotel EBITDA margin for the second quarter increased 248 basis points from the comparable prior year period to 38.5 percent, a quarterly record for the Company.

▪	Adjusted EBITDA: The Company’s adjusted EBITDA was $125.2 million, an increase of 14.2 percent over the second quarter of 2014.

▪
Adjusted FFO: The Company generated second quarter adjusted FFO of $102.6 million, or $0.91 per diluted share/unit, compared to $86.0 million, or $0.82 per diluted share/unit, for the comparable prior year period, a per share/unit increase of 11.0 percent.

▪
Dividend: On April 22, the Company increased its common dividend 20.0 percent to $0.45 per diluted share for the quarter ended June 30, 2015. The dividend represents an annualized rate of $1.80 per diluted share and a 4.8 percent yield based on the closing share price on July 21, 2015.

▪
Westin Copley Place Debt: On June 1, the Company repaid the $210.0 million mortgage secured by Westin Copley Place in Boston, Massachusetts. The Company has no remaining debt maturities in 2015. For details on a new loan secured by Westin Copley Place, please refer to the Subsequent Events section of this press release.

Westin Copley Place Exterior

WESTIN
THE PUBLIC LIBRARY OF THE CITY OF BOSTON
New York

▪	ATM Program: The Company did not sell any shares under its ATM program during the second quarter or to date in the third quarter of 2015.

▪
Capital Investments: The Company invested $33.5 million of capital in its hotels, including the completion of the first phase of the rooms renovation at Westin Michigan Avenue and deposits for the second phase of the rooms renovation at Westin Michigan Avenue, which is scheduled to begin during the fourth quarter of 2015.

“Second quarter performance excelled in the areas that matter most,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “Adjusted EBITDA and adjusted FFO per share/unit both grew by double digit percentages during the second quarter and were both above the high end of our outlook range. Overall, the operating environment remains favorable. Industry demand growth has been robust and fundamentals remain strong.”

Year-to-Date Results

For the six months ended June 30, 2015, RevPAR increased 4.7 percent to $190.34, with occupancy growth of 0.2 percent to 80.6 percent and ADR improvement of 4.4 percent to $236.16. The Company’s hotel EBITDA margin was 32.9 percent, which improved 241 basis points compared to the same prior year period.

Subsequent Events

On July 20, 2015, the Company provided an $80.0 million junior mezzanine loan (the “Mezzanine Loan”) secured by equity interests in two hotels: Shutters on the Beach and Casa Del Mar, in Santa Monica, California.

The interest only Mezzanine Loan bears interest at a variable rate equal to LIBOR plus 7.75 percent, which translates to 7.94 percent as of July 21, 2015. The Mezzanine Loan has an initial two-year term, with five one-year extension options. The Mezzanine Loan is subordinate to a $235.0 million first mortgage loan and a $90.0 million senior mezzanine loan secured by the properties that both also have an initial two-year term, with five one-year extension options.

“We are excited to renew our lending relationship with these two iconic and irreplaceable assets,” added Mr. Barnello. “Furthermore, the going in yield on our investment of approximately 8.0 percent is very attractive. Based on the LIBOR curve for the duration of the loan, we anticipate the average cash-on-cash return for the full seven years will be approximately 9.7 percent.”

Also on July 20, the Company closed on a new $225.0 million loan secured by the Westin Copley Place. The interest rate will range from LIBOR plus 1.75 percent to LIBOR plus 2.0 percent, depending on Westin Copley Place’s net cash flow (as defined in the loan agreement). At the current interest rate of LIBOR plus 2.0 percent, which translates to 2.19 percent, the Company would save approximately $6.0 million of interest expense annually compared to its previous loan on Westin Copley Place, despite a $15.0 million higher loan balance. The loan matures in January 2021, including three extension options, pursuant to certain terms and conditions.

Balance Sheet

As of June 30, 2015, the Company had total outstanding debt of $1.3 billion, including $531.0 million outstanding on its senior unsecured credit facility. Total net debt to trailing 12 month Corporate EBITDA (as defined in the Company’s senior unsecured credit facility) was 3.4 times as of June 30, 2015 and its fixed charge coverage ratio was 4.7 times. For the second quarter, the Company’s weighted average interest rate was 3.3 percent. As of June 30, 2015, the Company had $26.6 million of cash and cash equivalents on its balance sheet and capacity of $241.5 million available on its credit facilities. After closing on the Mezzanine Loan and the new Westin Copley Place loan subsequent to the end of the second quarter, the Company has pro forma capacity of approximately $380 million available on its credit facilities.

Full Year 2015 Outlook

The Company is updating its 2015 outlook to include its performance during the second quarter, updated expectations for the balance of the year, the Mezzanine Loan, and the new Westin Copley Place loan. The Company is increasing the midpoint of its adjusted EBITDA outlook by $5.0 million compared to its previous outlook, including approximately $3.0 million for the Mezzanine Loan and $1.7 million for exceeding the midpoint of its second quarter adjusted EBITDA outlook. The outlook is based on the current economic environment and assumes no additional acquisitions or dispositions. The Company’s RevPAR growth and financial expectations for 2015 are as follows:

	Full Year 2015 Outlook
	Low-end	High-end
	($'s in millions except per share/unit data)

RevPAR growth	3.5%	4.5%
Hotel EBITDA Margin Change	175 bps	225 bps

Adjusted EBITDA	$398.0	$408.0
Adjusted FFO	$325.0	$333.0
Adjusted FFO per diluted share/unit	$2.87	$2.94

Third Quarter 2015 Outlook

The Company expects third quarter RevPAR to increase 1.0 percent to 3.0 percent, which compares to 11.5 percent RevPAR growth during the third quarter of 2014. The Company’s outlook factors in lower citywide demand in the third quarter, resulting from a decline in citywide events in many of its markets. Based on the Company’s third quarter RevPAR outlook, the implied midpoint of the Company’s fourth quarter RevPAR growth is 5.0 percent.

The Company expects to increase its third quarter hotel EBITDA margin between 100 basis points and 150 basis points compared to the same prior year period, generating adjusted EBITDA of $121.0 million to $124.0 million and adjusted FFO per share/unit of $0.87 to $0.90.

Earnings Call

The Company will conduct its quarterly conference call on Thursday, July 23, 2015 at 10:00 AM eastern time. To participate in the conference call, please dial (800) 946-0744. Additionally, a live webcast of the conference call will be available through the Company’s website. To access, log on to http://www.lasallehotels.com. A replay of the conference call will be archived and available online through the Investor Relations section of http://www.lasallehotels.com.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 47 hotels and a mezzanine loan secured by two hotels in Santa Monica, California. The properties are upscale, full-service hotels, totaling more than 12,000 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Commune Hotels and Resorts, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor,

Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words “will,” "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. Forward-looking statements in this press release include, among others, statements about the Company’s operating environment, the performance of the Mezzanine Loan and the outlook for RevPAR, adjusted FFO, adjusted EBITDA and derivations thereof. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #
Additional Contacts:
Bruce A. Riggins or Max D. Leinweber - 301/941-1500
For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com.

LASALLE HOTEL PROPERTIES
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except share data)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Hotel operating revenues:
Room	$242,447	$217,732	$413,038	$365,699
Food and beverage	75,480	72,407	136,395	126,522
Other operating department	21,560	19,789	39,577	34,814
Total hotel operating revenues	339,487	309,928	589,010	527,035
Other income	1,899	3,177	3,179	4,934
Total revenues	341,386	313,105	592,189	531,969
Expenses:
Hotel operating expenses:
Room	55,998	51,467	104,719	95,151
Food and beverage	49,069	50,144	94,187	91,844
Other direct	4,927	6,547	8,847	11,728
Other indirect	78,877	69,779	148,879	130,202
Total hotel operating expenses	188,871	177,937	356,632	328,925
Depreciation and amortization	45,916	39,306	88,794	77,066
Real estate taxes, personal property taxes and insurance	16,352	14,378	32,286	29,332
Ground rent	4,011	3,807	7,673	6,740
General and administrative	6,501	6,034	12,768	11,526
Acquisition transaction costs	(3)	1,744	444	1,851
Other expenses	1,259	3,050	3,604	6,257
Total operating expenses	262,907	246,256	502,201	461,697
Operating income	78,479	66,849	89,988	70,272
Interest income	1	10	7	1,799
Interest expense	(13,895)	(14,556)	(27,540)	(28,544)
Loss from extinguishment of debt	0	0	0	(2,487)
Income before income tax (expense) benefit	64,585	52,303	62,455	41,040
Income tax (expense) benefit	(5,574)	(4,883)	(706)	1,509
Income before gain on sale of property	59,011	47,420	61,749	42,549
Gain on sale of property	0	43,548	0	43,548
Net income	59,011	90,968	61,749	86,097
Net income attributable to noncontrolling interests:
Noncontrolling interests in consolidated entities	(8)	(8)	(8)	(8)
Noncontrolling interests of common units in Operating Partnership	(139)	(266)	(154)	(260)
Net income attributable to noncontrolling interests	(147)	(274)	(162)	(268)
Net income attributable to the Company	58,864	90,694	61,587	85,829
Distributions to preferred shareholders	(3,042)	(4,142)	(6,084)	(8,249)
Issuance costs of redeemed preferred shares	0	(942)	0	(942)
Net income attributable to common shareholders	$55,822	$85,610	$55,503	$76,638

LASALLE HOTEL PROPERTIES
Consolidated Statements of Operations and Comprehensive Income - Continued
(in thousands, except share data)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Earnings per Common Share - Basic:
Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.49	$0.82	$0.49	$0.74
Earnings per Common Share - Diluted:
Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.49	$0.82	$0.49	$0.73
Weighted average number of common shares outstanding:
Basic	112,728,085	103,698,332	112,688,122	103,695,013
Diluted	113,141,908	104,024,472	113,094,640	104,036,397

Comprehensive Income:
Net income	$59,011	$90,968	$61,749	$86,097
Other comprehensive income:
Unrealized gain (loss) on interest rate derivative instruments	26	(4,217)	(4,372)	(6,272)
Reclassification adjustment for amounts recognized in net income	1,069	1,101	2,139	2,184
	60,106	87,852	59,516	82,009
Comprehensive income attributable to noncontrolling interests:
Noncontrolling interests in consolidated entities	(8)	(8)	(8)	(8)
Noncontrolling interests of common units in Operating Partnership	(144)	(257)	(150)	(248)
Comprehensive income attributable to noncontrolling interests	(152)	(265)	(158)	(256)
Comprehensive income attributable to the Company	$59,954	$87,587	$59,358	$81,753

LASALLE HOTEL PROPERTIES
FFO and EBITDA
(in thousands, except share/unit data)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income attributable to common shareholders	$55,822	$85,610	$55,503	$76,638
Depreciation	45,790	39,200	88,542	76,858
Amortization of deferred lease costs	72	88	147	175
Noncontrolling interests:
Noncontrolling interests in consolidated entities	8	8	8	8
Noncontrolling interests of common units in Operating Partnership	139	266	154	260
Less: Net gain on sale of property	0	(43,548)	0	(43,548)
FFO attributable to common shareholders and unitholders	$101,831	$81,624	$144,354	$110,391
Pre-opening, management transition and severance expenses	303	1,190	2,150	3,685
Preferred share issuance costs	0	942	0	942
Acquisition transaction costs	(3)	1,744	444	1,851
Loss from extinguishment of debt	0	0	0	2,487
Non-cash ground rent	487	501	980	825
Mezzanine loan discount amortization	0	0	0	(986)
Adjusted FFO attributable to common shareholders and unitholders	$102,618	$86,001	$147,928	$119,195
Weighted average number of common shares and units outstanding:
Basic	112,943,036	103,994,632	112,943,523	103,991,313
Diluted	113,356,859	104,320,772	113,350,041	104,332,697
FFO attributable to common shareholders and unitholders per diluted share/unit	$0.90	$0.78	$1.27	$1.06
Adjusted FFO attributable to common shareholders and unitholders per diluted share/unit	$0.91	$0.82	$1.31	$1.14

	For the three months ended		For the six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income attributable to common shareholders	$55,822	$85,610	$55,503	$76,638
Interest expense	13,895	14,556	27,540	28,544
Loss from extinguishment of debt	0	0	0	2,487
Income tax expense (benefit)	5,574	4,883	706	(1,509)
Depreciation and amortization	45,916	39,306	88,794	77,066
Noncontrolling interests:
Noncontrolling interests in consolidated entities	8	8	8	8
Noncontrolling interests of common units in Operating Partnership	139	266	154	260
Distributions to preferred shareholders	3,042	4,142	6,084	8,249
EBITDA	$124,396	$148,771	$178,789	$191,743
Pre-opening, management transition and severance expenses	303	1,190	2,150	3,685
Preferred share issuance costs	0	942	0	942
Acquisition transaction costs	(3)	1,744	444	1,851
Net gain on sale of property	0	(43,548)	0	(43,548)
Non-cash ground rent	487	501	980	825
Mezzanine loan discount amortization	0	0	0	(986)
Adjusted EBITDA	$125,183	$109,600	$182,363	$154,512
Corporate expense	7,656	8,124	14,641	15,615
Interest and other income	(1,900)	(2,636)	(3,186)	(5,970)
Hotel level adjustments, net	(1,122)	2,315	(1,786)	6,531
Hotel EBITDA	$129,817	$117,403	$192,032	$170,688
With respect to Hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.
Hotel EBITDA includes all properties owned as of June 30, 2015 for the Company’s period of ownership in 2015 and the comparable period in 2014, except for The Marker.

LASALLE HOTEL PROPERTIES
Hotel Operational Data
Schedule of Property Level Results
(in thousands)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Room	$239,532	$229,737	$408,412	$389,811
Food and beverage	75,277	74,696	135,895	132,784
Other	21,952	21,105	39,426	37,261
Total hotel revenues	336,761	325,538	583,733	559,856

Expenses:
Room	55,588	56,194	103,877	104,051
Food and beverage	48,885	52,683	93,679	98,214
Other direct	4,826	6,647	8,704	12,223
General and administrative	25,578	23,944	49,220	45,154
Sales and marketing	22,328	20,734	41,921	38,784
Management fees	11,658	11,633	18,924	18,453
Property operations and maintenance	9,759	10,019	19,293	19,424
Energy and utilities	7,275	7,264	15,005	14,683
Property taxes	14,490	12,954	28,467	26,421
Other fixed expenses	6,557	6,063	12,611	11,761
Total hotel expenses	206,944	208,135	391,701	389,168

Hotel EBITDA	$129,817	$117,403	$192,032	$170,688

Hotel EBITDA Margin	38.5%	36.1%	32.9%	30.5%
Note:
This schedule includes the operating data for the three and six months ended June 30, 2015 for all properties owned by the Company as of June 30, 2015, except for The Marker. Park Central San Francisco is included in February through June of 2015 and 2014. Park Central San Francisco excludes January 2015 ownership and the comparative period of January 2014. Hilton Alexandria Old Town and Hotel Viking ownership excluded in 2014.

LASALLE HOTEL PROPERTIES
Statistical Data for the Hotels
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Total Portfolio
Occupancy	87.0%	87.3%	80.6%	80.4%
(Decrease) Increase	(0.3)%		0.2%
ADR	$252.51	$241.90	$236.16	$226.11
Increase	4.4%		4.4%
RevPAR	$219.76	$211.14	$190.34	$181.88
Increase	4.1%		4.7%
Note:
This schedule includes operating data for all properties owned as of June 30, 2015 for the Company’s period of ownership in 2015 and the comparable period in 2014. The Marker 2015 ownership is excluded.

Non-GAAP Financial Measures
FFO, EBITDA and Hotel EBITDA
The Company considers the non-GAAP measures of FFO (including FFO per share/unit), EBITDA and hotel EBITDA to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO, EBITDA and hotel EBITDA to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.
With respect to FFO, the Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.
With respect to EBITDA, the Company believes that excluding the effect of non-operating expenses and non-cash charges, and the portion of these items related to unconsolidated entities, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.
With respect to hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.
FFO, EBITDA and hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, EBITDA and hotel EBITDA are not measures of the Company's liquidity, nor are FFO, EBITDA and hotel EBITDA indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO, EBITDA and hotel EBITDA may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.
Adjusted FFO and Adjusted EBITDA
The Company presents adjusted FFO (including adjusted FFO per share/unit) and adjusted EBITDA, which adjusts for certain additional items including gains on sale of property and impairment losses (to the extent included in EBITDA), acquisition transaction costs, costs associated with the departure of executive officers, costs associated with the recognition of issuance costs related to the calling of preferred shares and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, EBITDA, and hotel EBITDA, the Company’s calculation of adjusted FFO and adjusted EBITDA may be different from similar adjusted measures calculated by other REITs.